Atmos Digital


XR FOR HOTELS | RESIDENCES | OFFICES

Invest

$99.00 minimum investment

Invest

Introducing ATMOS Digital

We provide solutions that monetize space for the benefit of both the owner and the user within today's rapidly growing shared economy. These solutions include providing a highly-scalable cloud based platform, which integrates technologies including Internet of Things (IoT), Blockchain and Artificial Intelligence (AI). From hospitality to retail, space limits the potential for margin growth, ATMOS redefines space by transforming existing and underutilized space into new, efficient channels of distribution.

Our, patent-pending, XR™ technology enables multiple 3rd-party retail, media and services the ability to seamlessly surround the consumer in any number of spaces; creating a personalized atmosphere, likely to drive transactions; all while increasing margin and utility to all parties.

The ATMOS network ensures any environment becomes space for seamless personalized interactive commerce experiences. Hotels, airports, waiting rooms, and cabs envelop your customer with yours and their priorities. With ATMOS, the consumer does not need to install any new applications on their devices or learn any new behaviors. Through ATMOS | XR™, space everywhere become smart, efficient and profitable environments.

What was the origin of the idea?

Hotels are now grappling with what it means to have "connected rooms" and despite major investments have not seen success in either margin improvement or customer experience. ATMOS and XR enable a hotel to source capabilities and provide:

- Keyless entry,
- elimination of the front desk (leaving only concierge),
- product delivery and replenishment services,
- service-provider security and tracking,
- anti-theft,
- in-room vending of products and services -- such as food and beverage, liquor, clothing, furniture, beauty products, soaps, and more ,
- automatic login of guest to their multimedia channels like Netflix/HBO, guest communication for emergencies,
- and omnichannel reservation support - e.g. "go straight to your room no matter what channel you made your reservation on… without downloading any app on your phone or connecting to the hotel's wireless or bluetooth network."

We call this "XR" and provided it as a Service.

What's wrong with the status quo?

There is no way for a marketing or brand executive to go to market utilizing current technical platforms without a lot of technical support. ATMOS' technology changes this; enabling ease of use to the non-technical users while allowing ATMOS to collect the resulting data and charge fees for this service (either transactional or recurring subscription).

Why hasn't this been done before?

In some ways it has been done - for example the Magic Band (an RFID-enabled wristband) at Disney World is an example of XR by ATMOS' definition. See Disney's Magic Band video here: →

However, by its own admission, Disney cannot distribute or integrate the Magic Band outside Disney parks or Disney Stores. ATMOS set out to solve for that sort of problem.

Expensive integrated solutions have dominated this space for years. While the hardware for IoT (including RFID tags and BLE modules) has dropped dramatically, robust software applications have remained incredibly expensive.

"Smart" has made it even harder - Smart City, Smart Car, etc., have become rallying cries for consulting dollars and conferences, not consumer applications.

Smartphone Apps have siloed the situation and made seamlessness impossible, so that there's an App for everything! And if you're a hotel this "Smart Home" doesn't help your situation at all, because each hotel room would require its own wifi network!

ATMOS has simplified everything with its own platform for XR. Nobody has built an XR Cloud platform but the power of Platforms is undeniable: Think of Wordpress (Wordpress.com gets more unique users than Amazon) or Salesforce (the first successful enterprise software solution provided "as a Service") or Photoshop (the first media tool that allowed non-technical creative artists to easily modify images).

Why is it hard to do?

1st - The best practices have not been templated - nobody understands yet what the "Uber for IoT" is - once it's done, it will be clear where the Market Makers are. ATMOS has done the heavy lifting by platforming all the XR applications with a set of specific XR design principles: No application downloads, no connecting via bluetooth or wifi, focus on: 1) seamless physical access control 2) streaming media 3) wireless tracking and 4) guest-based control.

2nd - The team is hard to assemble - it takes a wide array of industry and multimedia experience to see the correlation between industrial practices like People On Board (POB) tracking, automated warehousing and manufacturing, and customer relationship management, with consumer applications like AirBnB/Hotels, Uber/Taxis, Gaming/Loyalty Programs, Grocery/Retail, and Valet/Concierge.

3rd - Keeping constant and secure connectivity at the "Edge" is challenging for any IoT solution. ATMOS has solved this with our E-Bot Edge Computing service that's powered by our proprietary patent-pending technology.

Opportunity

Why is this an opportunity not to be missed?

ATMOS can immediately provide our platform to the hospitality industry, improving their margins and enhancing their customer journeys and experiences, without asking them to take on significant capital expenditures or new risk.

Why is now the right time to seize this opportunity?

Major investments have been made in hotels that have not paid off via higher margins or improved customer satisfaction. ATMOS has an entirely unique offering that improves margins, improves customer satisfaction, and is available as a service.

Furthermore, major reservation channels such as Hotels.com, Priceline, etc., want to be able to treat hotel rooms and AirBnB's as the same type of reservable asset - ATMOS provides this capability.

What larger societal trends suggest this opportunity is well-timed?

(included below)

What is the size of the market?

STR, Inc. (formerly known as Smith Travel Research, tracks supply and demand data for multiple market sectors, including the global hotel industry) reports that the U.S. Hotel market was $199 billion in 2016 and is estimated to grow to $230 billion by the end of 2022. STR, Inc. reported that from 2015 to 2016, full-service hotels grew gross operating profit 2.9%, while limited-service hotels realized only 0.8% gross operating profit growth. Upscale hotels showed the greatest profit increases (+3.6%), while the Midscale/Economy Class segment showed the lowest profit gains (+0.3%). We believe the following are key driving forces behind our current market opportunity:

- the low margins in the U.S. Hotel Market,
- the increasing demand for full-service amenities,
- the decreasing personal service, in retail and hospitality, and the adoption of new technologies (ie: IoT, Blockchain, AI).

Our goal is to be a leading single-source provider of solutions that monetize space via transforming any space into a directed warehouse-like logistics solution that enable consumer transactions. We intend to prove out an 8-22% margin improvement for the hotel industry, firmly cementing us an opportunity to capture a piece of the $199 Billion U.S. Hotel market. This along with our transaction based revenue share, and monetization of data, leads us to estimate we can achieve $60 Million in revenue by 2022 by capturing a 1.5% share of U.S. Hotel Market.

With future plans to expand both globally and into shared spaces (AirBnB, Vacasa, Etc.), airports, taxis, ride-shares (Uber, Lyft, Etc.), retail and other spaces with captive consumer audiences, we believe the opportunity is far greater.

What makes you different than your competition?

We believe we differentiate our services through financial and customer experience outcomes. Businesses that run our systems for their consumer-facing spaces (residential, retail, venue, food and beverage, etc.,) can expect to reduce headcount, increase sales, improve asset utilization, develop new retail business models without new risk, and outsource direct and indirect labor. Their consumer customers can expect improved experience without having to learn any new habits, or procure any new technology, leveraging services and applications that they already pay for and understand how to use.

Our core team, experienced and industry-diverse Board, advisors, and our people and culture strategy, place us in a unique position of maturity for an early stage venture.

How do you plan to find (or know you've found) a fit between your product and market?

We know that we can immediately improve the margins of Hotels and Reservation Channels by:

1. Eliminating the need for front desks
2. Decreasing security risk of 3rd party contractors, deliveries, services, etc. in the hotel
3. Allowing bookings into hotel rooms or AirBnB's with the same approach to seamless door access, regardless of the reservation channel
4. Creating opportunities for advertising revenue
5. Creating opportunities for in-room vending without the traditional costs associated with carrying inventory or stock replenishment
6. Creating opportunities for insured rentals such as bikes, skis, etc

What numbers might support your case? How are you measuring progress?

We believe we can deploy into more than 3,000 hotel rooms within the United States driving 360k-plus transactions or $1.2M in XR revenue by the end of 2019.

What have you learned? What sort of unique insight do you have into the problem?

As powerful as it is, explaining XR is hard: Most people have never spent time in a Cyber Physical System - like a Warehouse. Like Virtual Reality, it's hard to appreciate its power unless you've experienced it. Once you understand the implications… the business opportunities spill out on their own.

How do you plan to beat the competition in the short-term? In the long-term?

By focusing on hotels instead of homes, we change the "trust equation" - consumers "expect" this type of retail interactivity in their hotel room, but not their own home - we therefore benefit from the early mistakes of Amazon Key and the fact that they "moved first" but executed poorly. It's worth noting that we have made a plan to embrace Amazon Key in our technology.

By rapidly getting to market in 2018, while producing video assets that explain the power of XR, ATMOS will quickly dominate the XR space with our own distributed and seamless approach… demonstrate improved margins and improved customer satisfaction.

Business Model

We provide XR as a Service - the same way that Salesforce provides CRM as a Service. This is an IT outsourcing model. We charge for the data services for XR on a space by space basis, and take a percentage of retail transactions flowing across those spaces.

We will work hard to not be a hardware company.

How do you expect it to change?

Over time we anticipate mutual-benefit model with our B2B customers, whereby ATMOS only gets paid when they recognize revenue - similar to the Apple App Store or iTunes - and that we take a percentage instead of a fee.

What's your go-to-market strategy? How are you handling sales and distribution?

We will be launching an XR pilot to demonstrate improved margins and improved customer satisfaction in 2018.

We will publicize the results widely and quickly to demonstrate the XR value proposition to hotels, retailers, service providers, lifestyle brands, and more.

Our efforts will be widely supported by our Board and our Advisors, allowing us to penetrate across the consumer lifestyle industry as XR move into high gear by 2019 and 2020, positioning us as thought leaders in the space.

The Team

How large is your team? How many are working full-time?

Our team consists of 23 partners of which William Donovan (Founder & CEO), Carma Khatib (Chief Culture & People Officer), Justin Insalaco (President), and Jeremy Graham (Chief Financial Officer) all work full-time. We also engage with a contractor group of six people.

What specific skills or technical abilities do they have (or do you need)?

Our team ranges in experience, skills, and technical abilities. Members of the team contribute in one or multiple of the following strategies: Product, Business Development, Finance, People and Technical.

How long has the team known each other? Have any of them worked together before?

The team has all been working together for 60 days as a unit, however, all team members have previously worked with at least one other member. For example, Will Donovan, Justin Insalaco, and Carma Khatib all co-founded a non-profit organization, the Curtis Leadership Foundation.

To what degree does everyone have skin in the game? Is the equity split about even?

Aside from Will Donovan, the Founder and CEO (and initial investor), all other team members have a proportional stake in the company with regards to equity and time.

How do you plan to recruit more people and fill gaps in skills?

We have a formal leadership and innovation curriculum that is integrated into recruiting at ATMOS. We've built on past collaboration with LinkedIn, specifically regarding their recruiting product, and we have a wide network in multiple industries, including our the Tau Beta Pi Engineering Fraternity and WomenCorporateDirectors (WCD).

Admiral Hogg Chairman of ATMOS Board

Admiral James R. Hogg is a retired United States Navy Four Star Admiral and commanded the 7th fleet. He also previously served as the Director of the Naval Operations Strategic Studies Group as well as the President of the National Security Industrial Association.

Strategic responsibilities in all 5 areas of ATMOS - Product, Business Development, Financial, People and Technical.

Beyond his distinguished career as a US Navy Four Star Admiral (Retired), Admiral Hogg studied the power of sensor networks (autonomic maintenance and Cyber Physical Systems) as Director of the Naval Operations Strategic Studies Group.

Ann Mcdougall Board Member

Ann previously served as the General Counsel of PricewaterhouseCoopers US and was based in NYC as well as served as the former Global Deputy General Counsel based in Paris. She is also currently a Fellow in the Harvard Advanced Leadership initiative. Until very recently, Ann was the President of Encore.org, a high-profile national organization.

ATMOS is stronger from a legal perspective around our product strategy and technical strategy because of Ann's position on the Board.

Ann is a highly accomplished lawyer of a multinational Global Fortune 500 company, and has extensive board member experience. Ann has the legal experience to help navigate the ramifications of ATMOS' business model and XR technology.

Elaine Eisenman Board Member

Dr. Eisenman is a seasoned executive and a consultant to high growth companies as well as a Board Member to several different organizations, including DSW Inc.. Dr. Eisenman is a recognized expert in entrepreneurship, leadership, and governance, with emphasis on CEO transition and succession, the alignment of strategy, culture, and compensation during periods of growth, mergers, and transformation.

Dr. Eisenman's experience is in aligning strategy, culture, and compensation during periods of growth, mergers, and transformation, making her key to ATMOS' Product, Business Development, Financial, and People strategies.

Elaine has experience in the retail industry and a passion for working with startups.

Gloria D'Anna Board Member

Gloria D. D'Anna is CEO of General Telecom Systems, Inc. General Telecom Systems (GTS) is a Telecom Company that has historically provided telecom hardware and services to austere environments under challenging circumstances. Recent successful IoT trial with Verizon for Law Enforcement. She authored SAE's book on "CyberSecurity for Commercial Vehicles", to be published in early 2018. Proponent of using cyber security as an enabler for future technologies. She also works at Ford Motor Company in electrical integration on light trucks. She is interested in all aspects of vehicle communication.

As an engineer and as a futurist, Gloria is particularly knowledgeable and helpful in ATMOS' product development, business development, and technical strategies.

Gloria is an IOT security expert and product engineer with global experience and broad industry outlook.

Hugh O'Kane Board Member

Hugh is the Chairman of Lexent, Inc. as well as the Chairman of Hugh O'Kane Electric Co. Hugh has more than 35 years of experience in the Electrical Contracting business since joining his family company in 1973. He formerly served as President until 2008. Hugh holds a B.S. in finance from Boston College and is a Licensed Master Electrician in New York City and the Town of Oyster Bay.

Hugh's executive experience is an asset to ATMOS' business development and financial strategies.

Hugh has experience in the telecommunications industry. His project engineering experience is critical as well as his background in NYC/ tri-state area infrastructure projects.

Robert Goldberg Board Member

Robert is a global strategist and tactical, solutions-driven leader offering international experience in the Fashion & Home industry. He collaborates effectively across various countries and cultures to forge lucrative partnerships, launch new brands, and promote brand consistency. Robert is the former Vice President of Global Licensing and Business Development at Cole Haan. He is also the former Director of Global Fashion & Home for Avon International Products.

Robert's experience as a global executive for Cole Haan and Avon positions as a guide for ATMOS' product and business development strategies.

Robert has extensive retail and product experience and his relative youth on our multi-generational board, as well as his global experience as an executive in the retail industry give him a unique and valuable perspective.



Will Donovan Founder and CEO

Global Executive across multiple industries with a focus on operational strategy, resource optimization, and systems integration. Expert in distribution, logistics, and last mile capability, especially in complex operating environments.

As the founder and CEO of ATMOS, Will's 'XR as a service vision' is our top priority, coupled with his vision for the makeup and performance of our team. Will is the architect of our unique People Strategy and our differentiated leadership and innovation philosophy, "Future Proof." He is vital to all five areas of ATMOS - Product, BD, Financial, People, Technical.

Will wrote the last mile logistics strategy and systems portfolio for more than a combined 100 billion dollars in distribution and logistics solutions for two branches of the US military, 2 civilian government agencies, a super major oil company in 3 countries, and a national chemicals industry conglomerate. ATMOS' "XR as a Service" offering is a uniquely differentiated, omni-channel, last mile solution with strong corollaries to Will's experience, but with a specific consumer lifestyle set of applications.



Justin Insalaco President

Justin Insalaco is the President and Founding Member of ATMOS. Prior to ATMOS, Justin founded, ran, and sold a mobile solutions company for Law Enforcement and their private partners called Guidant Systems, and was a law enforcement officer.

Justin is an excellent business developer who truly gets the ATMOS differentiation. Justin is a founder of ATMOS whose law enforcement, federal contracting, and systems integration background provide him a unique perspective on operations management and digital and product development. Justin is also an architect of ATMOS' people strategy as well as our leadership and innovation philosophy.

Justin has a powerful ability to tie the technological offering 'XR as a Service' with the way it will impact people's lives… and he brings to the equation a remarkable empathy. He has a passion for telling the ATMOS story to the world.



Carma Khatib Chief Culture & People Officer

Carma was a key enabler of ATMOS' patent and trademark applications. Carma created ATMOS' first operating model with a very specific goal of increasing output while also abiding by ATMOS' strong culture of values and methods. Her goal is to ensure that ATMOS has the best Culture in the technology industry, and to ensure our people live our values and practice our methods.

Carma is an expert in ATMOS' People strategy. She studies how technology firms can onboard young people and make them successful from day one. She also has a very deep appreciation and understanding for the value of people and how ATMOS employees ultimately are the biggest shapers of ATMOS and its effect on the world.

As a founder of ATMOS, Carma has been there for the progression of the company and truly understands the value of 'XR as a Service'. As an architect of ATMOS' first Patent application she also understands the design of the platform. As a founder of the Curtis Leadership Foundation and Innovation 4.0, she is an architect of the leadership and innovation culture at ATMOS.



Jeremy Graham Chief Financial Officer

Jeremy is a highly driven, analytical and results-oriented professional adept at managing entire financial planning process within Start-Ups all the way to multi-billion dollar Fortune 500 companies. He has a solid track record of developing and implementing innovative automated financial systems, easing corporate financial processes and increasing productivity.

Jeremy is focused on ensuring that ATMOS has world class administration and governance, in particular in our Financial Strategy.

Jeremy has executive experience in financial planning and analysis positions in several companies ranging from startups to multi-billion-dollar Fortune 500 companies.

Advisors:

Ian Taylor Advisor to ATMOS

Ian Taylor chairs the UK Innovation & Science Seed Fund; is a member of the Board of Living PlanIT. Ian was a member of the British Parliament for 23 years until 2010, during which time he served as the Minister of Science & Technology 1994-97. He was Chairman of the All-Party Parliamentary & Scientific Committee, the Space Committee and sat on the Commission on National Security.

Advisory in the technical and financial strategy of the company.

Jerry Wonda Advisor to ATMOS

Jerry is the owner of Platinum Sound Recording Studio. He is a Record Producer and Music Artist and previously produced for the Fugees.

Advisory in the product and business development strategy of the company.

Joe Pullin Advisor to ATMOS

Joe is the President of Global Sales and Marketing at Savari Inc. Joe is an expert at Increasing unit volumes, driving incremental sales above the business plan through innovative brand and product strategies.

Advisory in the business development strategy of the company.

John Dalsheim Advisor to ATMOS

John is a successful Financial Advisor.

Advisory in the business development and financial strategy of the company.

John French Advisor to ATMOS

John French is a Former CEO of a venture capital firm.

Advisory in the business development and financial strategy of the company.

Kevin Weafer Advisor to ATMOS

Kevin Weafer is the President and CEO at Spinar America, Inc. He is a new technology champion and executive with operating committee experience, unique company positioning strengths and highly effective leadership skills. Specialize in asset leverage, revenue growth, deal negotiation and product development.

Advisory in the product, business development, financial, people, and technical strategy of the company.

Martin Kent Advisor to ATMOS

Martin Kent is the Facilities Director at Draper University. He has played a vital role in ATMOS' Draper University Demo's.

Advisory in the product strategy of the company.

Peter Harris Advisor to ATMOS

Peter Harris is a leader and well-known expert in the security industry, he has extensive senior-level management experience with both public and private companies. He currently serves as the President at Yankee Foxtrot Inc.

Advisory in the product and business development strategy of the company.

Salah Brahimi Advisor to ATMOS

Salah serves as the President & CEO of Grey Matter International Ltd. He is a leader in multi-sector global business development, with successful track record in asset portfolio operations (asset allocations and investment management of financial and economic assets), governance, project management consulting and strategic advisory services.

Advisory in the Business Development and Financial strategy of the company.

Susan Stautberg Advisor to ATMOS

Susan is the Co-Founder, CEO and Global Co-Chair at WomenCorporateDirectors (WCD).

Advisory in the people strategy of the company.

Thomas Cook Advisor to ATMOS

Thomas Cook, President of Thomas Cook and Associates, specializes in public relations, corporate partnerships, sponsorships, marketing, branding, development, strategic alliances and celebrity recruitment.

Advisory in the product and business development strategy to the company.

Walter Teagle III Advisor to ATMOS

Walter Teagle is currently a banking executive. He serves as the President of Teagle Management Inc., a Private Investment Firm.

Advisory in the business development and financial strategy of the company.

Other Information

What other details are important about the quality of your product?

Enablement of Artificial Intelligence and Blockchain to allow for an automated workflow in an end to end customer journey in a decentralized and fluid hotel world. XR enables a deeper understanding of customer behavior which allows for brands to have a purpose in brand-building and dynamic messaging to the consumer which will lead to a seamless customer journey where brands can provide experiences anywhere, personalized to the consumer.

What's your roadmap (without any promises)?

We will be prepared to launch the hotel by Q1 2018 (from a technology perspective) and the XR as a Service offering will be scalable to as many hotels (AirBnB's, Offices, Timeshares, etc.) from Day 1 as we can contract.

Who are your most well-known advisors?

The following advisors. See bio's above in the 'Team Section':

Ian Taylor, Jerry Wonda, Joe Pullin, John Dalsheim, John French, Kevin Weafer, Martin Kent, Peter Harris, Salah Brahimi, Susan Stautberg, Thomas Cook, and Walter Teagle III.

Also - Mark Morrison (expert in VR/AR) Kendall Haven (expert in Business Storytelling)... Daria Rachlin (communications expert and former Disney ABC Exec)...

What sort of case studies do you have?

Tech Laboratory Case Study:

ATMOS delivered its Alpha and Beta demonstrations of capability at Draper University in San Mateo, California. Martin Kent runs the dorm facility for the University at the old Benjamin Franklin Hotel - he is an ATMOS Partner, and serves as our "Model Innkeeper."

Draper University's dorm situation presents a perfect set of "problems" for ATMOS to solve with XR: There is no late night front desk, so late arrivals from overseas are incredibly difficult to support. Key cards are difficult because students stay at the dorm for weeks and they often get "demagnetized"... compounded by the problems of no late night front desk therefore leading to lockouts.

Draper University also partners with Hero City, a WeWork-style shared office space across the street in San Mateo that Martin Kent also supports. Space reservations are a constant challenge. By developing our Alpha and Beta to solve for Draper University, ATMOS was able to come to understand the true opportunities for hyper-charging space utilization through XR.

The Company is a Qualified Small Business Stock Company (QSBS) as defined by Section 1202 of the United States Tax Code and intends to continue to be a QSBS. The Company also intends that grants under this Agreement shall be compensation for services as provided for in said Section 1202.

Financial information

What's your funding history like?

To date, the company has been funded entirely by its CEO

What is the financial state of your company?

The company is pre-revenue

Become a part of Atmos Digital

What will it mean to be an investor in this company and part of this community?

You will be part of a new exciting application of technology, with far-reaching consequences in consumer lifestyle and consumer technology.

Will you engage with investors after they invest? How?

We will engage with our investors in a number of ways - we will invite your input on our application of XR technology through our showcases, our labs, and our go to markets. We will share our progress through social media, through regular conference calls, and through the NetCapital platform.

What are you doing with the money?

- Recruit and hire talent to build out technical feasibility.
- Invest in go-to-market strategy
- Invest in hardware and software necessary to achieve the above.

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Atmos Digital Inc. This offering must raise at least $10,000 by March 13, 2018 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Atmos Digital may issue additional securities to raise up to $100,000, the offering's *maximum*.

$21,750 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,500,000 shares × $0.20 per share
= $3,700,000 implied valuation

Financials

The purpose of the proceeds is to take the XR offering, that was successfully demonstrated, in Beta form, on November 15th, 2017, to market, over the course of 12 months. This includes marketing the technology to key players in Hospitality, Home Share/Home Security, Event Logistics, and Retail Pop Up. Funds will be utilized for creating demonstrations that show the power of the XR for marketing, advertising, and funding contingency and related project costs for initial implementations to customers paying monthly recurring revenue. Other costs will include director salaries, an office for the core team in the New York City area, and occasional expenses related to business development activities.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

Summary

ATMOS provides a highly-scalable cloud based platform, which integrates technologies driving new, efficient channels of distribution.

Our, patent-pending, XR™ technology enables multiple 3rd-party retail, media and services the ability to seamlessly surround the consumer in any number of spaces; creating a personalized atmosphere, likely to drive transactions; all while increasing margin and utility to all parties.

The ATMOS network ensures any environment becomes space for seamless personalized interactive commerce experiences.

With ATMOS, the consumer does not need to install any new applications on their devices or learn any new behaviors.

ATMOS | XR™ - turning space into smart, efficient and profitable environments.

Atmos Digital's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 20, 2018

Ask Atmos Digital a question

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

hello@netcapital.com

Investor FAQ

Entrepreneur FAQ

Educational Materials & Risks

Work with Us

Blog

About Netcapital